Exhibit 10.03

2005 Directors’ Compensation and Retirement Program

In April 2005, an external compensation consultant reviewed the total compensation for directors.  Specifically, retainer fees, meeting fees, insurance and stock-based long-term incentives were reviewed using, as the competitive benchmark, levels of total compensation paid to directors of 30 energy companies 29 of which constitute the peer group used for the company’s executive performance incentive program, 20 general industry companies of comparable revenue and capitalization size and 13 companies located in the company’s geographic area or of other relevance.  Set forth below is the compensation for non-employee directors.  No compensation is paid to employee directors for their service as directors.

Cash Compensation

•        An annual cash retainer of $24,000 is paid to non-employee directors on a quarterly basis.  This level of retainer was found to be competitive and no changes were made in 2005 to this compensation component.

•         The cash meeting fee is $1,500 for each Board and Committee meeting attended.  If a non-employee director participates in a meeting by telephone, the meeting fee is $750.  An additional $1,000 is paid to the Audit Committee Chair and $500 is paid to each other Committee Chair, for each Committee meeting attended.  This level of meeting fee was found to be competitive and no changes were made in 2005 to this compensation component.

Equity-Based Compensation

•        A grant of 1,000 vested deferred phantom stock units was awarded to each director.  This grant had approximately the same economic value as the 2004 grant of 1,320 vested deferred phantom stock units because of the increase in the market price of the company’s common stock.  Dividends will be credited quarterly in the form of additional stock units.  The value of the stock units will be paid in cash on the earlier of the director’s death or retirement from the Board in accordance with the election made under the Directors’ Deferred Compensation Plan.  The number of phantom stock units, options, or other stock-based awards, granted in future years will be based on competitive practices as determined by a nationally recognized external consultant.

•        The non-employee directors are subject to stock ownership guidelines, which require them to hold shares, including share equivalent units, in an amount equal to two times the annual cash retainer.  Under the guidelines, directors have up to two years to acquire a sufficient number of shares to meet this requirement.  All directors currently satisfy this ownership guideline.

Deferred Compensation

•        In connection with the enactment of the American Jobs Creation Act of 2004, the company suspended, effective December 31, 2004, the Directors’ Deferred Compensation Plan and adopted, effective January 1, 2005, the 2005 Directors’ Deferred Compensation Plan.  The Directors’ Deferred Compensation Plan continues to operate for the sole purpose of administering vested amounts under the plan on or prior to December 31, 2004.

•        Non-employee directors’ retainer and fees may be deferred under the 2005 Directors’ Deferred Compensation Plan until Board service ends or a later time, as the director may elect.

•        In May 1999, the directors’ retirement plan was curtailed and the accrued benefit of each active director was converted to a stock account administered under the Directors’ Deferred Compensation Plan.  Imputed dividends are credited to the account as additional shares.  All participants are vested upon death or termination of service as a director.  Dr. Domm and Messrs. McConomy, Rohr and Shapira are the only active directors eligible for benefits under the retirement plan.  Directors elected after May 1999 are not eligible to participate in the retirement plan.

Insurance

•        The company also provides non-employee directors with $20,000 of life insurance, $20,000 of accidental death and dismemberment insurance and $250,000 of travel accident insurance while traveling on business for Equitable Resources.

•        Non-employee directors who joined the Board prior to May 25, 1999 may designate a civic, charitable or educational organization as beneficiary of a $500,000 gift funded by a life insurance policy purchased by Equitable Resources.